Exhibit 10.1

CHANGE-IN-CONTROL AGREEMENT

AGREEMENT by and between Universal Corporation, a Virginia corporation, and [Executive] (the “Executive”), dated as of the      day of                     ,             .

The Board of Directors of Universal Corporation, has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Certain Definitions.

(a) “Affiliated Companies” shall mean any company controlled by, controlling or under common control with the Company.

(b) “Board” shall mean the Board of Directors of Universal Corporation. In the event Universal Corporation is no longer traded on an established securities market and any parent of the Company is publicly traded, Board shall mean the Board of Directors of the publicly traded parent corporation.

(c) “Change of Control Period” shall mean the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

(d) “Company” shall mean each of Universal Corporation and/or any of its Subsidiaries that employ the Executive unless expressly limited to Universal Corporation.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section 1(c)) on which a Change of Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(g) “Subsidiary” shall mean any corporation that is directly, or indirectly through one or more intermediaries, controlled by the Company.

2. Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such

Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

3. Employment Period. If the Executive is employed by the Company and/or a Subsidiary on the Effective Date, the Company hereby agrees to continue to employ and to cause such Subsidiary to continue to employ the Executive, and the Executive hereby agrees to remain in the employ of the Company and/or such Subsidiary, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the earlier of (a) the third anniversary of such date, (b) the Executive’s 65th birthday or (c) the early retirement date requested by the Executive and agreed to by the Company prior to the Effective Date (the “Employment Period”).

4. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its Affiliated Companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

(ii) Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, provided the Executive continues to remain employed by the Company through the last day of each such year, an annual bonus (the “Annual Bonus”) in cash at least equal to the greater of (A) the annual bonus Executive would have earned under the bonus plan of the Company in effect on the Effective Date using the base salary, target bonus opportunity, performance measures and performance targets in effect for Executive on the Effective Date, or the immediately preceding year if such bonus criteria have not been set for the fiscal year in which the Change of Control occurs (the “Most Recent Annual Bonus Formula”), or (B) Executive’s target bonus opportunity under his Most Recent Annual Bonus Formula (the “Most Recent Target Bonus”). Such Annual Bonus shall be paid no earlier than the first day of the first month and no later than the fifteenth day of the third month in each case of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

(iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its Affiliated Companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its Affiliated Companies.

(iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its Affiliated Companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date.

(v) Expenses. During the Employment Period the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its Affiliated Companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date.

(vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its Affiliated Companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date.

(vii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office of a size and with furnishings and other appointments, and to secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its Affiliated Companies at any time during the 120-day period immediately preceding the Effective Date.

(viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its Affiliated Companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date.

5. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties, or

(ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior named executive officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the consent of the Executive:

(i) a material diminution in the Executive’s authority, duties or responsibilities contemplated by Section 4(a) of the Agreement, or in the authority, duties or responsibilities of the supervisor to whom the Executive is to report (including, if applicable, a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board);

(ii) a material diminution in the Executive’s base compensation contemplated by Section 4(b) of the Agreement;

(iii) a material change in the geographic location at which the Executive must perform services as contemplated by Section 4(a)(i)(B); or

(iv) any other material breach by the Company of this Agreement,.

Executive’s mental or physical incapacity following the occurrence of an event described in clauses (i) through (iv) shall not affect Executive’s ability to terminate for Good Reason and Executive’s eligibility for retirement shall not be a basis to deny benefits payable to Executive under this Agreement following his resignation for Good Reason if Executive otherwise has Good Reason to resign. The Executive shall be required to provide the Company written notice of the existence of the condition described above within sixty (60) days of the initial existence of the condition, upon receipt of which notice the Company shall have sixty (60) days in which it may remedy the condition without being required to pay the Executive the amounts contemplated in Section 6(a) below. If the Company fails to remedy the condition within sixty (60) days of receipt of such notice, the Executive may then file a Notice of Termination for Good

Reason as provided in Section 5(d) below; provided such Notice of Termination must be filed no later than one hundred and eighty (180) days from the initial existence of the condition giving rise to the termination, or else Executive shall waive his right to terminate for Good Reason based upon such condition.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) with respect to a termination by the Company for Cause only, if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Executive for Good Reason, the date of receipt of the Notice of Termination; (iii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

6. Obligations of the Company upon Termination.

(a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

(i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

A. the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid and (2) the product of (x) the higher of (I) Executive’s Most Recent Target Bonus and (II) the annual bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months), for the most recently completed fiscal year (such higher amount being referred to as the “Recent Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations”); and

B. the amount equal to the product of (1) 2.99, (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Recent Annual Bonus and (3) a fraction, the numerator of which is the number of full months from the Date of Termination to the end of the Employment Period and the denominator of which is 36; and

C. an amount equal to the excess of (1) the actuarial equivalent of the benefit under the qualified defined benefit retirement plan of the Company or any of its Affiliated Companies (the “Retirement Plan”) (utilizing actuarial assumptions no less favorable to the Executive than those in effect under the Retirement Plan immediately prior to the Effective Date), and any excess or supplemental retirement plan of the Company or any of its Affiliated Companies in which the Executive participates (together, the “BRP”) which the Executive would receive if the Executive’s employment continued after the Date of Termination until the end of the Employment Period assuming for this purpose that all accrued benefits are fully vested, and, assuming that the Executive’s compensation during such period had been the amount required by Section 4(b)(i) and Section 4(b)(ii), such compensation had been paid monthly and Executive is three years older over (2) the actuarial equivalent of the Executive’s actual benefit (paid or payable), if any, under the Retirement Plan and the BRP as of the Date of Termination;

(ii) subject to subsection (e)(iii) below, for the period from Executive’s Date of Termination through the earlier of (1) December 31 of the second calendar year following the calendar year of Executive’s Date of Termination or (2) the end of the Employment Period, the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) of this Agreement if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliated Companies and their families at a cost to Executive no greater than the cost Executive would have paid for such benefits if he had remained employed, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the earlier of three years after the Date of Termination or the end of the Employment Period and to have retired on the last day of such period;

(iii) the Company shall, at its sole expense as incurred, provide the Executive for a period lasting no later than December 31 of the second calendar year following the year in which the Executive’s termination of employment has occurred, with reasonable outplacement services the scope and provider of which shall be selected by the Executive up to a maximum of $10,000; and

(iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its Affiliated Companies in accordance with the terms of such plans, programs, policies, practices or contracts (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

Executive’s resignation for Good Reason shall not provide a basis for denying Executive any retirement or other benefits if he otherwise qualifies for such benefits.

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and Affiliated Companies to the estates and beneficiaries of peer executives of the Company and such Affiliated Companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and its Affiliated Companies and their beneficiaries.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its Affiliated Companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its Affiliated Companies and their families.

(d) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive in accordance with the terms of the plan or arrangement pursuant to which such compensation, if any, was deferred, and (z) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay to the Executive (w) his Annual Base Salary through the Date of Termination, (x) the annual bonus, if any, for the fiscal year in which the Date of Termination occurs multiplied by a fraction, the numerator of which is the number of days in such fiscal year through the Date of Termination, and the denominator of which is 365, payable subject to the satisfaction of all applicable performance conditions at the same time as such bonuses are paid to similarly-situated active employees of the Company, (y) the amount of any compensation previously deferred by the Executive in accordance with the terms of the plan or arrangement pursuant to which such compensation, if any, was deferred, and (z) Other Benefits, in each case to the extent not theretofore paid.

(e) Application of Code Section 409A.

(i) Notwithstanding any other provision in this Agreement, the Executive and the Company intend for payments under this Agreement to be exempt from Code Section 409A to the extent of any available exemption, and to comply with the provisions of Code Section 409A and any Treasury Regulations issued thereunder to the extent an exemption is not available. Each provision and term of this Agreement should be interpreted accordingly. If any provision or term of this Agreement would result in an additional tax under Code Section 409A(a)(1)(B) (the “Section 409A Tax”), then such provision shall be deemed to be conformed to comply with Code Section 409A or, if such conformation is not possible, such provision shall be null and void to the extent, and only to the extent, required to eliminate the Section 409A Tax, without effecting the remainder of this Agreement, but only if such modification results in the Executive realizing a greater after-tax benefit taking into consideration all applicable federal, state and local income taxes, and any interest and penalties thereon, including any Section 409A Tax. Notwithstanding anything in this Agreement to the contrary, in the event that any payment under this Agreement is determined to be subject to the Section 409A Tax, Executive shall be solely liable for the payment of such tax.

(ii) To the extent required by Code Section 409A, in the event the Executive is a “specified employee” as provided in Code Section 409A(a)(2)(B)(i) on the Date of Termination, any amounts payable hereunder that are subject to Code Section 409A that would otherwise be paid during the first six months following the Date of Termination shall be aggregated and paid instead in a single lump on (or as soon as administratively practicable, but in any event no later than 90 days, after) the first business day after the six month anniversary of the Date of Termination (or the date of the Executive’s death if earlier). Whether the Executive is a specified employee shall be determined by the Company in accordance with guidelines adopted by the Company for this purpose or, in the absence of such guidelines, in accordance with Section 1.409A-1(i) of the U.S. Treasury Regulations, applying the default terms thereof.

(iii) If any benefit, including any reimbursement or in-kind benefit, described in subsection (a)(ii) above (A) is not excludible from the Executive’s gross income, (B) is not for an expense the Executive could otherwise deduct under Code section 162 or 167 as business expenses incurred in connection with the performance of services (ignoring any applicable limitation based on adjusted gross income); (C) is not for reasonable outplacement or moving expenses actually incurred by the Executive and directly related to the termination of his services for the Employer; (D) is not for a medical expense the Executive could otherwise deduct under Code section 213 (disregarding the requirement of section 213(a) that the deduction is available only to the extent that such expenses exceed 7.5 percent of adjusted gross income) during the COBRA period applicable or otherwise applicable to the Executive; (E) if not otherwise excluded pursuant to (A) through (D) above, does not, in the aggregate with all other non-excludible benefits, exceed the applicable dollar amount under Code section 402(g)(1)(B) for the year of the Executive’s separation from service, or (F) is not otherwise excluded from coverage under Section 409A of the Code, then, notwithstanding anything in subsection (a)(ii) to the contrary, the payment of any such benefit by the Employer shall be made in accordance with the rules described in (1) through (3) below, subject to any delay required by subsection (e)(ii) above: (1) the amount of such benefit or payment thereof receivable by the Executive under any such plan or program in one taxable year shall not affect the amount of benefits or payments Executive may be eligible to receive in any other taxable year, (2) the right to such benefit or payment thereof under any such plan or program shall not be subject to liquidation or exchange for any other benefit, and (3) the reimbursement under any such plan or program of an expense incurred by the Executive shall be made on or before the last day of the Executive’s taxable year following the year in which the expense was incurred. The Executive shall be responsible for submitting claims for reimbursement in a timely manner to enable payment within the timeframe provided herein.

7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its Affiliated Companies and for which the Executive may qualify, nor, subject to Section 12(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its Affiliated Companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its Affiliated Companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

8. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. Subject to section 6(e)(iii) above, the Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Code Section 7872(f)(2)(A).

9. Limitation of Payments.

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”) then the payments to Executive under this Agreement, starting with the payment described in Section 6(a)(i)(B), and proceeding to the payment described in

Section 6(a)(i)(C) if necessary, then to the payment described in Section 6(a)(i)(A) if necessary, then to the payments described in Section 6(a)(ii), (iii) and (iv) if necessary and in that order, shall be reduced by the amount necessary to eliminate the Excise Tax but only if such reduction results in Executive realizing a greater net after tax benefit taking into consideration all applicable federal, state and local income taxes and the Excise Tax.

(b) All determinations required to be made under this Section 9, including whether the Executive will be subject to the Excise Tax, and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

10. Non-competition. Throughout any period during which Executive is an employee of the Company, and for a period of thirty-six (36) months from and after the date upon which Executive shall cease during the employment period for any reason whatsoever to be an employee of the Company (the “Employment Cessation Date”) or for a period of thirty-six (36) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Executive, whichever is later, Executive covenants and agrees that Executive will not directly or indirectly, for himself or for the benefit of another engage, either as an individual, proprietor, stockholder, owner, partner, director, officer, employee, agent, broker, consultant or otherwise, in any Competitive Business, as defined herein. For purposes of this Agreement, a “Competitive Business” is one that produces, provides or sells products or services within the Restricted Area substantially similar to those produced, provided or sold by the Company as of the Employment Cessation Date; “Competitive Business” shall also include any customer of the Company that purchased or received greater than ten percent (10%) of the products and services sold or provided by the Company during the twelve (12) month period prior to the Employment Cessation Date. For purposes of this agreement, the “Restricted Area” shall mean only those certain States within the United States of America and in such other countries wherein the Company actually produced, provided or sold products or services during the twelve (12) month period prior to the Employment Cessation Date.

11. Non-Solicitation/No Raiding. Throughout any period during which Executive is an employee of the Employer, and for a period of thirty-six (36) months from and after the Employment Cessation Date or for a period of thirty-six (36) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Executive, whichever is later, Executive covenants and agrees that Executive will not directly or indirectly, for himself or for the benefit of another:

(a) solicit any person who, during the twelve month period immediately preceding the date of the solicitation if the Executive is still employed hereunder on that date, and the Employment Cessation Date if the solicitation occurs after the Employment Cessation Date, paid or engaged the Company for products or services of any type or who received the benefit of the Company’s services (“Customer”) to withdraw, curtail or cancel such Customer’s relationship with the Company;

(b) agree to provide or provide for any Customer products or services of any type that the Company renders to its Customers; or

(c) induce or influence, or attempt to induce or influence, any person who is an employee, agent, independent contractor, partner, officer or director of the Company to terminate his or her relationship with the Company.

12. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliated Companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its Affiliated Companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

13. No Disparagement. The Company agrees that no officer, executive, or representative of Employer shall engage in conduct, verbal or otherwise, with the purpose or effect of disparaging or damaging the reputation, goodwill, or standing in the community of Employee, including but not limited to any statements or communications reflecting negatively on Employee’s employment with or services for the Company or his personal comportment. Employee agrees that he shall not engage in conduct, verbal or otherwise, with the purpose or effect of disparaging or damaging the reputation, goodwill, or standing in the community of the Company or any of its Affiliated Companies or employees, including but not limited to any statements or communications reflecting negatively on employment with the Company.

14. Survival of Covenants and Remedies.

(a) The agreements and covenants made by Executive and the Company in, and the obligations of Executive and the Company under, Sections 10, 11, 12 and 13 shall survive the termination of this Agreement. Each such agreement and covenant by Executive and the Company shall be construed as a covenant and agreement independent of any other provision herein and the existence of any claim or cause of action by either party against the other shall not constitute a defense to the enforcement of the provisions of any such covenant or agreement.

(b) In no event shall an asserted violation of the provisions of Sections 10, 11, 12 or 13 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

15. Guaranty. A Subsidiary that executes this Agreement absolutely and unconditionally guarantees to the Executive the performance of all obligations of the Company under this Agreement.

16. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

17. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

[Executive]

c/o Universal Corporation

1501 North Hamilton Street

Richmond, Virginia 23230

If to the Company:

Universal Corporation

1501 North Hamilton Street

Richmond, Virginia 23230

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Sections 5(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, subject to Section 1(a) hereof, prior to the Effective Date, the Executive’s employment and/or this Agreement may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

(g) The Executive and the Company hereby acknowledge and agree that this Agreement is intended to replace and supersede the Change of Control Employment Agreement between Executive and the Company dated November 17, 2006 and that such former agreement is terminated as of the date hereof.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, Universal Corporation has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

UNIVERSAL CORPORATION

By:
Title:	Executive Vice President & Chief Financial Officer

UNIVERSAL LEAF TOBACCO COMPANY, INCORPORATED

By:
Title:	Executive Vice President & Chief Financial Officer

[Executive]